Exhibit 77(i)


                       Terms of New or Amended Securities

1. At the January 11, 2007 Board Meeting, the Board of Trustees approved the establishment of ING Franklin Mutual Shares Portfolio as a new series of ING Investors Trust. At the March 2, 2007 Board Meeting, the Board approved the plans, agreements and other routine matters with respect to the establishment of ING Franklin Mutual Shares Portfolio.

2. At the January 11, 2007 Board Meeting, the Board of Trustees approved the establishment of ING Franklin Templeton Founding Strategy Portfolio as a new series of ING Investors Trust. At the March 2, 2007 Board Meeting, the Board also approved the plans, agreements and other routine matters with respect to the establishment of ING Franklin Templeton Founding Strategy Portfolio.

3. At the January 11, 2007 Board Meeting, the Board of Trustees approved the establishment of ING BlackRock Inflation Protected Bond Portfolio as a new series of ING Investors Trust. At the March 2, 2007 Board Meeting, the Board also approved the plans, agreements and other routine matters with respect to the establishment of ING BlackRock Inflation Protected Bond Portfolio.

4. At the March 16, 2006 Board Meeting, the Board of Trustees approved the establishment of ING Pioneer Equity Income Portfolio, as a new series of ING Investors Trust. At the May 25, 2006 Board Meeting, the Board approved the plans, agreements and other routine matters with respect to the establishment of ING Pioneer Equity Income Portfolio. ING Pioneer Equity Income Portfolio remained "on-the-shelf" since its inception. Management determined that ING Pioneer Equity Income Portfolio should commence operations and begin to be sold to the public. At the May 10, 2007 meeting the Board re-approved service agreements, sub-advisory and advisory contracts with respect to ING Pioneer Equity Income Portfolio

5. At the January 11, 2007 Board meeting, the Board of Trustees of ING Investors Trust approved the establishment of Service Class shares on behalf of ING Stock Index Portfolio.

6. At the January 11, 2007 meeting, the Board approved a service fee waiver for ING Neuberger Berman Partners Portfolio, a series of ING Partners, Inc., which would waive a portion of its service fee and/or reimburse expenses in amounts necessary so that the maximum total operating expense ratio of ING Neuberger Berman Partners Portfolio's Service Class shares will not exceed 0.89% for the period from January 1, 2007 through April 30, 2009.